Exhibit 99.1

FINANCIAL HIGHLIGHTS

(In thousands, except per share amounts) Arctic Cat Inc. Years ended March 31,	2006	2005	2004
Income Statement Data:
Net Sales	$732,794	$689,145	$649,617
Operating Profit	$32,735	$40,035	$43,661
Net Earnings	$23,746	$28,299	$30,365
Earnings Per Diluted Share	$1.20	$1.36	$1.40
Average Diluted Shares Outstanding	19,828	20,794	21,730
Net Margin	3.2%	4.1%	4.7%
Total Assets	$311,236	$291,733	$280,586
Long-Term Debt	$0	$0	$0
Shareholder’s Equity	$189,365	$185,510	$185,953
Shareholder’s Equity Per Share	$9.75	$9.23	$8.85
Year-End Market Price Per Share	$24.06	$27.06	$25.38

CORPORATE PROFILE

Arctic Cat Inc., based in Thief River Falls, Minnesota, designs, engineers, manufacturers and markets snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat® brand name, as well as related parts, garments and accessories. Arctic Cat markets its products through a network of independent dealers located throughout the United States, Canada and Europe, and through distributors representing dealers in Europe, the Middle East, Asia and other international markets. The company trades on the Nasdaq National Market under the symbol ACAT. For more information, please visit Arctic Cat’s website at www.arcticcat.com.

MAKING IT EASIER
TO ENJOY THE RIDE

Owning an Arctic Cat snowmobile is just the beginning.We’ve added many exciting new items to our extensive line of snowmobile parts, garments and accessories. These “accessories” enhance rider comfort, as well as sled performance and functionality, ranging from our exclusive Arcticwear high-tech clothing to custom snowmobile attachments and parts.

Arctic Cat is a proud sponsor of Team Arctic, which again captured numerous racing titles, including 2006 World Championships in snow cross and the oval.

Riders on a T660 Turbo Touring 4-stroke easily communicate via Arctic Cat’s TXi helmets, equipped with communicator headset and electric shield with audio.

TO OUR SHAREHOLDERS

Arctic Cat posted its sixth consecutive year of record sales, with full-year net sales up 6 percent to $732.8 million versus $689.1 million last year. Despite this, our performance in fiscal 2006 was mixed.

Christopher A. Twomey

Chairman and Chief Executive Officer

Our all-terrain vehicle (ATV) sales continued to grow, fueled by best-in-class product offerings. Poor snowfall in the East and Midwest, however, reduced sales of snowmobiles and snow-related parts, garments and accessories, which constrained earnings. Further impacting our profitability were higher sales incentive programs on snowmobiles and ATVs in fiscal 2006, due to a highly competitive industry retail environment. As a result, net earnings were $23.7 million, or $1.20 per diluted share, compared with $28.3 million, or $1.36 per diluted share, in the prior year. Although we anticipated that this would be a challenging year, we are disappointed with these financial results.

Arctic Cat repurchased 727,000 shares of its common stock during fiscal 2006, reflecting our ongoing commitment to enhance shareholder value. The company has approximately $10.5 million remaining on its current share repurchase authorization. At year end, Arctic Cat had $69.9 million in cash and no long-term debt.

Continued ATV Market Share Gains

ATV sales grew 16 percent to $394.9 million and, for the first time accounted for more than 50 percent of Arctic Cat’s total sales. We are excited about our ATV business for several reasons, chief among them is the fact that we continued to gain market share, as we have every year since entering this business.While industrywide retail sales declined slightly during calendar 2005, Arctic Cat’s ATV sales increased in the mid-single digits. This is particularly encouraging since our sales grew in almost every segment of the ATV market.

Strong sales of our new Prowler Utility Vehicle (UTV) contributed to our growth in fiscal 2006. This product, which we introduced last year, provides Arctic Cat with an opportunity to expand into the rapidly growing utility vehicle market.We expect ATV revenues to be up in fiscal 2007, led by the Prowler UTV, as well as the 700 EFI, 650 H1, and a broader range of specially equipped models.

We also anticipate further improving Arctic Cat’s operating efficiency, profitability and manufacturing flexibility once we begin producing more of our own ATV engines. To this end, we remain on track to open a 60,000-square-foot ATV engine manufacturing facility in St. Cloud, Minn. Production of Arctic Cat’s 650 H1 ATV engine is slated to begin there in late fall of 2006.

We expect to leverage our investment in this facility as production ramps up. While we continue to enjoy an excellent relationship with our current engine supplier, having the capability to design and build our own ATV engines provides many benefits. Among them, it will enable us to offer customers more choices, reduce our engine costs and foreign currency exposure, and improve profitability.

Additionally, during the upcoming year, we plan to increase parts sourcing from low-cost countries in order to expand our margins. Identifying suppliers who can meet our exacting quality standards requires careful attention. However, we anticipate this initiative will leverage our earnings potential.

Pursuing Strategy for International Growth

Arctic Cat’s international business accounted for 8 percent of fiscal 2006 revenues.We aim to double this over the next three years.

In fiscal 2006, we acquired our European ATV distributor. This better positions us to participate in Europe’s rapidly growing ATV market, particularly with ATVs that are driven on-road. With this acquisition completed, we are focused on transitioning to a dealer-direct distribution model in order to compete more aggressively in the European market. Our goal is to establish a foundation for greater international growth in fiscal 2008 and beyond.

As part of our international expansion effort, we also announced in March 2006 a strategic business partnership with Italy-based Piaggio Group, which will further enhance our international market penetration. Our partnership with Piaggio is expected to help Arctic Cat quickly expand its dealer-direct distribution of ATVs in Europe. Initially,

PERCENT OF SALES BY PRODUCT LINE

Arctic Cat and Piaggio will cooperate on product distribution, with Arctic Cat selling its ATV products through selected Piaggio dealers in Europe, and with Piaggio selling its motorcycles and motor scooters through selected Arctic Cat North American dealers.

Focused on Revving Snowmobile Sales

The snowmobile business remains a profitable one for us. Unfortunately, we again experienced another year of poor snow conditions during the critical winter selling season. This also impacted snow-related sales of parts, garments and accessories. As a result, snowmobile sales in fiscal 2006 declined 6 percent to $238.1 million compared with $252.5 million in the prior year. Snowmobiles now comprise less than 35 percent of the company’s total sales.

Snowmobile customers are intensely brand loyal and driven to purchase machines which capture their imagination with innovation and advances in technology. Extensive research conducted with thousands of customers who have bought Arctic Cat sleds over a 10-year period indicates that only 6 percent are no longer involved with the sport. The vast majority are simply not buying a new snowmobile because they haven’t had an opportunity to put many miles on their existing sleds, due to a lack of snow, and they haven’t seen enough innovation and technology to motivate them to buy.

We believe we can motivate these customers to buy again with exciting new products that offer significant improvements over what they are currently riding. This is why we are so excited about next year’s snowmobile offering.

In March, Arctic Cat unveiled its 2007 model year snowmobile line up, which is the most extensive new model introduction in the company’s history. The product line includes:

•                  completely new designs across most snowmobile model segments;

•                  a revolutionary new chassis that provides industry leading ride and comfort;

•                  the snowmobile industry’s most advanced 4-stroke snowmobile engine — which is the first 4-stroke engine specifically designed for use in a snowmobile, rather than adapted from another use; as well as

•                  two new, lower emission, large displacement 2-stroke snowmobile engines with 800cc and 1000cc, which will be used in most model segments.

This may be the largest new model introduction in the power sports industry for any one year, as 75 percent to 80 percent of our 2007 model snowmobiles are new. As a result, based on orders already received from our dealers, we expect snowmobile revenues to be higher in fiscal 2007 than they were in fiscal 2006. This is not what you might expect, based on the declining industrywide snowmobile retail sales. It makes sense, however, when you understand that 92 percent of snowmobile customers are repeat buyers — and new, innovative products are what drive them to buy.

Sales of Arctic Cat’s parts, garments and accessories totaled $99.8 million, up 4 percent from $95.7 million last year, chiefly driven by increased ATV parts and accessories sales due to our larger installed base of ATVs.We plan to focus on expanding ATV accessory sales with exciting higher-priced products, all of which have demonstrated strong retail demand.

Expecting Record Fiscal 2007 Sales, Higher Earnings

Although I expect fiscal 2007 to be another challenging year, I see a strong future ahead for Arctic Cat.

We are focused on sustaining our profitability and long-term growth across all business segments, through continued market share gains and increased efficiency. And we remain passionate about producing the best-in-class products for which Arctic Cat is known.

Our emphasis on launching innovative, new snowmobile models for the upcoming season is generating positive early results, and is expected to lead to increased snowmobile sales in fiscal 2007.We also anticipate increased revenue from ATVs and parts, garments and accessories, resulting in another record sales year and increased earnings per share in fiscal 2007.

I look forward to updating you on our progress.

Sincerely,

Christopher A. Twomey

Chairman and Chief Executive Officer

ATVS THAT WORK HARD,
PLAY HARD

Arctic Cat continues to gain ATV market share due to our products’ outstanding performance, style and versatility. Our comprehensive line of ATVs offers best-inclass suspension travel, ground clearance, rack and fuel capacity, and towing power. Regardless of size, from our most powerful 700 ATV down to the entry-level 250, our ATVs are packed with innovative features. Our utility lineup includes the 700, 650, 500, 400, 250 and youth-sized 90. Specialized ATVs include the performance-minded Prowler UTV, pickup-style TBX, two-rider TRV and racing DVX models.

ARCTIC CAT

above:
The **500** ATV combines high performance and value.

left:
"Extreme Utility" best describes the all-new, powerhouse **700 EFI**.

REVOLUTIONIZING
SNOWMOBILE PERFORMANCE

Arctic Cat continues a tradition of being the industry’s innovation leader, featuring more technological advancements than ever before. Our exciting 2007 model lineup is the single largest, new product offering in company history. Among our latest features are the new Infinite Rider Positioning™, which lets users adjust their seat, handlebars and footboards for a custom fit, and push-button reverse, which is available on most 2007 models. Our latest snowmobiles provide more power, comfort and convenience, greater fuel efficiency and lower emissions.

TURNING ACCESSORIES
INTO NECESSITIES

Arctic Cat’s ATVs are among the most versatile machines on the planet. To customize our ATVs for work or play, we offer an extensive line of innovative and custom accessories that easily attach to our award-winning Speedrack™ system with just a pin. Accessories range from the utilitarian, such as attachable shelters, cargo boxes, tool holders for ranching and construction, windshields, snowplows, trailers and pull-behind implements — to recreation and racing gear. The Speedrack system comes standard on nearly all Arctic Cat ATVs.

CORPORATE INFORMATION

Board of Directors

Robert J. Dondelinger+■
Chairman,
Northern Motors
Thief River Falls, MN

William I. Hagen*+
Retired owner of
Nationwide Trucking Company,
Part Owner of Border Bancshares, Inc.
and farmer,
Warroad, MN

Masayoshi Ito
General Manager,
America/Europe Motorcycle
Marketing Department,
Suzuki Motor Corporation
Hamamatsu, Japan

Susan E. Lester*
Private investor
Director of First Community Bancorporation
and Bremer Investment Funds, Inc.
Minneapolis, MN

William G. Ness+■
Vice Chairman,
Arctic Cat Inc.
Hudson, WI

Gregg A. Ostrander*+☑
Chairman, President and
Chief Executive Officer,
Michael Foods, Inc.
Minneapolis, MN

Kenneth J. Roering*■☑
Professor,
Carlson School of Management,
University of Minnesota
Minneapolis, MN

Christopher A. Twomey
Chairman, President and
Chief Executive Officer,
Arctic Cat Inc.
Thief River Falls, MN

*                    Audit Committee Member

+                    Compensation Committee Member

■                   Governance Committee Member

☑               Stock Grant Subcommittee Member

Officers

Christopher A. Twomey
Chairman, President and
Chief Executive Officer

Timothy C. Delmore
Chief Financial Officer
and Secretary

Terry J. Blount
Vice President —
Human Resources

Ronald G. Ray
Vice President —
Operations

Roger H. Skime
Vice President —
Research & Development

Ole E. Tweet
Vice President —
New Product Development

Corporate Headquarters

601 Brooks Avenue South
Thief River Falls, MN 56701
218-681-8558

Legal Counsel

Robins, Kaplan, Miller
& Ciresi L.L.P.
Minneapolis, MN

Ihle & Sparby, P.A.
Thief River Falls, MN 56701

Auditor

Grant Thornton LLP
Minneapolis, MN

Common Stock

Arctic Cat’s common stock is traded on the National Market System of Nasdaq under the symbol “ACAT”

Shareholder Assistance

If you change your address, or if you have questions about payment of dividends, combining two or more accounts, duplicate mailings, changes in registration or lost stock certificates, please contact our Transfer Agent and Registrar.

Wells Fargo Bank, N.A.
161 N. Concord Exchange
South St. Paul, MN 55075

Further Information

Shareholders may obtain a copy of the 2005 Form 10-K report, including the financial statements, without charge upon written request to:

Timothy C. Delmore
Secretary
Arctic Cat Inc.
601 Brooks Avenue South
Thief River Falls, MN 56701

Internet Access

To view the Company’s financial information, products and specifications and dealer location, access Arctic Cat on the internet at: www.arcticcat.com

601 Brooks Avenue South
Thief River Falls, MN 56701
www.arcticcat.com